As  filed with the Securities and Exchange Commission on May  __,
1999

                                Registration No. 333-76141

              SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549


                          PRE-EFFECTIVE
                         AMENDMENT NO. 1
                               TO
                            FORM S-3
    REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                 MegaBank Financial Corporation
     (Exact name of registrant as specified in its charter)

Colorado                           6719                84-0949755
(State or other jurisdiction of  (Primary Standard (I.R.S.  Employer
incorporation or organization)   Industrial         Identification
				 Classification          Number)
				 Code Number)

                      8100 East Arapahoe
                   Englewood, Colorado 80112
                         (303) 740-2265
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                       Thomas R. Kowalski
              Chairman and Chief Executive Officer
                    8100 East Arapahoe Road
                   Englewood, Colorado 80112
                         (303) 740-2265
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                        With Copies to:
                    Ernest J. Panasci, Esq.
            SLIVKA ROBINSON WATERS & O'DORISIO, P.C.
                  1099 18th Street, Suite 2600
                     Denver, Colorado 80202
                         (303) 297-2600


     Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[x]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.[ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.[ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]


     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


            SUBJECT TO COMPLETION DATED MAY __, 1999

PROSPECTUS

243,551 SHARES
COMMON STOCK


                 MEGABANK FINANCIAL CORPORATION
                     8100 East Arapahoe Road
                    Englewood, Colorado 80112
                         (303) 740-2265


                   __________________________

     Our Common Stock is listed on Nasdaq National Market under the symbol "MBFC." On May 5, 1999 the last reported sale price was $9.1875 per share.

     These  shares  of  Common Stock are being  sold  by  certain
current  stockholders  of  the Company.   The  Company  will  not
receive any part of the proceeds from the sale.


     THE SHARES OF COMMON STOCK OF MEGABANK OFFERED OR SOLD UNDER
THIS  PROSPECTUS  INVOLVE  A  HIGH DEGREE  OF  RISK.   SEE  "RISK
FACTORS" BEGINNING ON PAGE 4.

                     ______________________

The shares of Common Stock offered hereby are not savings accounts or deposits and are not insured by the Federal Deposit
Insurance  Corporation,  the  Bank Insurance  Fund,  the  Savings
Association Insurance Fund or any other government agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
                     ______________________


           The date of this Prospectus is May __, 1999

               WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. For more information about the SEC's public reference rooms and their copy charges, please call the SEC at 1-800-SEC-0330. Our filings with the SEC are also available to the public from the website maintained by the SEC at http://www.sec.gov.


     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and later information we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed. This Prospectus is part of a registration statement we filed with the SEC (Registration No. 333-76141).

     -    Annual Report on Form 10-KSB for the year ended December 31,
          1998;

     -    Quarterly Report on Form 10-QSB for the quarter ended March
          31, 1999;

     -    Current Report on Form 8-K filed on April 5,1999; and

     - The description of our Common Stock contained in our Registration Statement on Form 8-A filed on October 28, 1998.


     You may request a copy of these filings at no cost by writing or telephoning us at the following address and telephone number:

          MegaBank Financial Corporation
          Investor Relations
          8100 East Arapahoe Road
          Englewood, Colorado 80112
          (303) 740-2265


     You should rely only on the information incorporated by reference or provided in this Prospectus or any supplement. We have not authorized anyone to provide you with different or additional information. The selling stockholders will not make an offer to sell securities in any state or country where the offer is not permitted. You should not assume that the information in this Prospectus or any later supplement is accurate as of any date other than the date on the front of those documents.

    CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements contained in this Prospectus, any applicable supplement to this Prospectus and the documents incorporated by reference into this Prospectus, may constitute "forward-looking statements" within the meaning of the federal securities laws. The following or similar words are intended to identify forward-looking statements in our documents: "may", "could", "should", "would", "anticipate", "believe", "estimate", "expect", "intend", "objective", "plan", "projection", "forecast", "goal" and similar terms and/or expressions.

     Forward-looking statements are based on our management's expectations regarding our future economic performance and take into account only the information currently available. These statements are not statements of historical fact. Various factors could cause our actual results, performance or financial condition to differ materially from the expectations expressed or implied in any forward-looking statements. Important factors that could cause actual results to differ materially from our expectations are listed under "Risk Factors." All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf all expressly qualified in their entirety by these statements. We are not required to update any forward-looking statements and we may not.

                 MEGABANK FINANCIAL CORPORATION

General

     MegaBank Financial Corporation was founded in 1984 by our Chairman and Chief Executive Officer, Thomas R. Kowalski, with the objective of building a banking franchise in the Denver, Colorado metropolitan area that would deliver a broad based package of products and services to businesses and individuals. Our banking subsidiary, MegaBank (the "Bank") was organized in 1983. Since the advent of branch banking in Colorado in 1993, the Bank has opened eight additional banking locations throughout the Denver area for a total of nine locations, with one more branches in the planning and construction phases.

     Since inception, the Bank has specialized its lending practice in the residential construction industry. The Bank is one of the area's leading originators of land development and residential construction loans to small- and medium-sized homebuilders.

     We have achieved significant growth measured from the end of 1995. Total assets have increased to $231 million as of December 31, 1998, from $158 million and $119 million as of December 31, 1997 and December 31 1996, respectively. During the same time period, net income increased to $3.8 million for the year ended December 31, 1998 from $2.8 million and $2.4 million for the years ended December 31, 1997 and 1996, respectively. For the year ended December 31, 1998 return on average assets equaled 1.89% while return on equity equaled 24.48%.

     In September 1998, we changed our status to a unitary thrift holding company within the meaning of the Home Owners' Loan Act of 1933, as amended. We are registered with the Office of Thrift Supervision ("OTS") and are subject to OTS regulations, examinations, supervision and reporting requirements. Also, in September 1998, the Bank converted its charter from a Colorado state-chartered commercial bank to a federal savings bank.

     Our  principal  executive office is  located  at  8100  East
Arapahoe Road, Englewood, Colorado 80112, and our telephone number is (303) 740-2265.

Recent Developments

     On April 5, 1999, we acquired Empire Title and Escrow Corporation ("Empire") pursuant to an Agreement and Plan of Merger (the "Merger Agreement") whereby Empire was merged into a newly formed, wholly owned subsidiary of MegaBank (the "Merger"). Empire is a title insurance company that issues real estate title insurance policies on residential and commercial real estate. Empire, formed in 1991, has four offices in the metropolitan Denver area and one office in Fort Collins, Colorado. Empire represents three national title insurance underwriters: United General Title Insurance Company, First American Title Insurance Company and Lawyers Title Insurance Corporation. The acquisition of Empire gives us the ability to offer a broader array of financial products and services to our customers.


     The purchase price for Empire includes the potential for additional consideration based upon the future performance of Empire during the following three years (the "Post-Effective Time Consideration"). The entire purchase price for Empire will be paid in our Common Stock and cash. In connection with the Merger, as part of the consideration for the acquisition of Empire, we issued at the closing 162,369 shares of Common Stock to the stockholders of Empire (the "Selling Stockholders"), all of which Common Stock is being offered by this Prospectus. In addition, we are registering an additional 81,182 shares of Common Stock that may be issued to the Selling Stockholders as part of the Post-Effective Time Consideration and that may be issued by us if on the day preceding the date of this Prospectus the average price of our Common Stock over the ten day period preceding the date of this Prospectus was less than $8.78, which Common Stock is also being offered by this Prospectus (the "Collar Shares").

                          RISK FACTORS

     An investment in our Common Stock involves substantial risks and prospective purchasers should carefully consider the following risk factors, as well as the other information contained in this prospectus, prior to making an investment in the Common Stock offered hereby.

   OUR  FUTURE PERFORMANCE IS LARGELY DEPENDENT ON THE  CONDITION
OF THE RESIDENTIAL CONSTRUCTION INDUSTRY

Since   the  1980's,  the  Bank  has  been  one  of  the  leading
originators of land development and residential construction loans to small- and medium-sized builders in the Denver, Colorado area. These loans, in the aggregate, comprise a large percentage of the Bank's total loans. In addition, we plan to expand into real estate development through our newly formed real estate subsidiary, which will further concentrate us in the home building industry. Accordingly, adverse economic conditions in the home building industry could have a material adverse affect on us. Adverse economic conditions could occur as a result of significant increases in interest rates, moratoriums on new building by municipalities, overbuilding of new homes in the Denver area and a general economic downturn.

   OUR  FUTURE PERFORMANCE MAY BE ADVERSELY IMPACTED BY A DECLINE
IN GENERAL ECONOMIC CONDITIONS

Results of operations for financial institutions, including us, may be materially and adversely affected by changes in prevailing economic conditions, including declines in real estate values or housing starts, rapid changes in interest rates and the monetary and fiscal policies of the federal government. Our profitability is in part a function of the spread between interest rates earned on assets and the interest rates paid on deposits and other interest bearing liabilities. A decrease in interest rate spreads would have a negative effect on our net interest income and profitability, and there can be no assurance that this spread will not decrease. Moreover, substantially all of our loans are to individuals and businesses in the Denver area, and any decline in the economy of this market area could have an adverse impact on us.

   WE MAY NOT BE ABLE TO CONTINUE TO GROW THROUGH EXPANSION

We have pursued and intend to continue to pursue an internal growth strategy. We have grown and intend to grow by the establishment of new branches. Establishing new branches through land purchase and development takes significant amounts of capital and time to build. Successful growth through branch expansion will depend on our ability to maintain sufficient regulatory capital levels and on continued favorable economic conditions in our market.

   WE MAY NOT BE SUCCESSFUL IN ESTABLISHING NEW OPERATIONS

We face risks in attempting to achieve growth through the planned establishment of a real estate subsidiary whose purpose will be to purchase and/or develop land for resale to homebuilders. Among the risks we face are: having adequate staff to oversee acquisition and development of land; establishing and maintaining proper internal controls with respect to land inventory and development; using adequate procedures to ensure compliance with zoning requirements; and other risks associated with the establishment of new operations.

   WE ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATIONS WHICH COULD
NEGATIVELY IMPACT OUR BUSINESS

Our business and the Bank's are subject to extensive federal and state legislation, regulation and supervision which is intended primarily to protect depositors and the Bank Insurance Fund, rather than investors in our Common Stock. Recently enacted, proposed and future legislation and regulations designed to strengthen the banking industry have had and may have a significant impact on the banking industry. Although some of the legislative and regulatory changes may benefit us and the Bank, others may increase our costs of doing business or otherwise adversely affect us and create competitive advantages for non-bank competitors. In addition, federal economic and monetary policy may affect the Bank's ability to attract deposits, make loans and achieve satisfactory interest spreads.

   WE  HAVE  MANY  COMPETITORS AND MAY NOT  BE  ABLE  TO  COMPETE
EFFECTIVELY AGAINST THEM

The banking business in the Denver metropolitan area is highly competitive. We compete for loans and deposits with commercial banks, other savings and loan associations, finance companies, mutual funds, credit unions and mortgage bankers. In addition to traditional financial institutions, we also compete for loans with brokerage and investment banking companies, nonfinancial institutions, including retail stores that maintain their own credit programs, and governmental agencies that make available low cost or guaranteed loans to certain borrowers. Many of our competitors have substantially greater resources and lending limits than us and perform other functions that we offer only through correspondents. Interstate banking is permitted in Colorado, and, since January 1, 1997, unlimited state-wide branch banking has been permitted.

   OUR  ALLOWANCE  FOR  LOAN LOSSES MAY BE  INADEQUATE  TO  COVER
ACTUAL LOSSES

The inability of borrowers to repay loans can erode earnings and capital. Like all financial institutions, the Bank maintains an allowance for loan losses to provide for loan defaults and nonperformance. The allowance is based on prior experience with loan losses, as well as an evaluation of the risks in the current portfolio, and is maintained at a level considered adequate by management to absorb anticipated losses. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond management's control, and such losses may exceed current estimates. There can be no assurance that our allowance for loan losses will be adequate to cover actual losses. Future provisions for loan losses could materially and adversely affect results of our operations.

   WE MAY NOT BE ABLE TO RETAIN OUR KEY PERSONNEL

We are highly dependent on the continued services of Thomas R. Kowalski, our Chairman and Chief Executive Officer. We do not have an employment agreement with Mr. Kowalski. Although we have a $3.0 million key man life insurance policy on Mr. Kowalski, proceeds under the policy paid to us will, at the option of certain affiliated stockholders of Mr. Kowalski, be utilized by the Company for the repurchase of all or a portion of Mr.
Kowalski's Common Stock. The loss of the services of Mr. Kowalski could adversely affect us.

   PROBLEMS  RELATED  TO  THE "YEAR 2000 ISSUE"  COULD  ADVERSELY
AFFECT OUR BUSINESS

As  the  year 2000 approaches, a significant business  issue  has emerged regarding existing application software programs and operating systems and their ability to accommodate the date value for the year 2000. Many existing software application products, including products used by the Bank, its suppliers and customers, were designed to accommodate only a two-digit date value, which represents the year. For example, information relating to the year 1996 is stored in the system as "96." As a result, the year 1999 (i.e., "99") could be the maximum date value that these systems will be able to process accurately. In response to concerns about this issue, regulatory agencies have begun to monitor holding companies' and banks' readiness for the year 2000 as part of the regular examination process.

     We presently believe that with modifications to existing software and conversion to new software, the year 2000 issue will not pose significant operational problems for our computer systems or business operations. Implementation of our plan to test in-house and out-sourced software has been underway since the first quarter of 1998. Testing of applications considered to be "mission critical" was completed in the first quarter of 1999 and modifications and changes necessary have been completed and tested. Compliance for all systems is expected by management to be completed by the third quarter of 1999; management currently estimates that such total compliance will cost approximately $150,000. Costs incurred through 1998 were approximately $24,000. Compliance audits performed to date have been positive and no specific items of improvement were noted. The team for the plan is responsible for the implementation of the plan and reports to the Board of Directors on a monthly basis until the plan is completed.

     However, if the modifications that have been made are not effective, the year 2000 issue could have a material adverse impact on our operations. Because of the factors discussed below, management cannot estimate with any reasonable degree of certainty the magnitude of lost revenues should management's reasonable worst case scenario develop in which we would need to use an outside vendor to become year 2000 compliant and noncompliant customers were unable to repay their loans.

     Even though our "mission critical" systems have tested year 2000 compliant, we have in place a business resumption contingency plan in the event of an unforeseen problem in its computer systems. This plan details actions to be taken in the unlikely event of problems in the change over to the millennium. This process of validation is in accordance with Federal Financial Institutions Examination Council guidelines.

     The Bank has sent direct mail to its customers regarding the year 2000 issue and the need for readiness, pursuant to guidelines of the banking industry regulators. Management intends to continue to solicit customer response on this matter. The Bank has also instituted a policy requiring a loan applicant to sign a year 2000 acknowledgment certificate at closing as part of a loan package. Failure of our customers to prepare for year 2000 compatibility could have a significant adverse effect of customers' operations and profitability, thus inhibiting their ability to repay loans and adversely affecting our operations. We do not have sufficient information accumulated from customers to enable us to assess the degree to which customers' operations are susceptible to potential problems relating to the year 2000 issue or, further, to quantify the potential lost revenue to us in this case.

   WE   MAY   BE  REQUIRED  TO  MAKE  CAPITAL  CONTRIBUTIONS   TO
UNDERCAPITALIZED SUBSIDIARIES

Under federal law, a thrift holding company may be required to guarantee a capital plan filed by an undercapitalized bank subsidiary with its primary regulator. As such, it is possible that we will be required to contribute capital to the Bank or any other bank that we may acquire in the event that such bank becomes undercapitalized. Moreover, we may be required to make such capital contribution at a time when we have other significant capital needs, and, therefore, such requirement may adversely affect our business, financial condition, results of operations and cash flows.

   WE  DO  NOT  INTEND  TO PAY CASH DIVIDENDS  AND  AS  A  RESULT
STOCKHOLDERS WILL NEED TO SELL SHARES TO REALIZE PROFIT ON  THEIR
INVESTMENT

Our  policy  is to retain earnings to support the growth  of  our business, and it is unlikely that dividends will be paid in the foreseeable future. The Board of Directors has never declared cash dividends on the Company's common stock. Pursuant to the terms of our outstanding 8.75% Junior Subordinated Debentures (the "Debentures"), we generally cannot pay dividends if interest payments on the Debentures have been deferred or we are in default on the Debentures. Moreover, our ability to pay a cash dividend on our Common Stock, if we determine to do so, is largely dependent upon the payment of dividends by the Bank to us. The Bank's ability to pay dividends to us is restricted by federal regulations. Future cash dividends will be determined by the Board of Directors based on our earnings, financial condition, capital requirements and other relevant factors.

   HIGH   CONCENTRATION  OF  OWNERSHIP  BY  DIRECTORS,  EXECUTIVE
OFFICERS AND KEY EMPLOYEES MAY IMPEDE THE ACQUISITION OF  CONTROL
OF THE COMPANY

As of March 31, 1999, our directors, executive officers and key employees beneficially owned 50.2% of the Common Stock. Accordingly, such persons will be in a position to exercise substantial influence over our affairs and may impede the acquisition of control of MegaBank by a third party.


                        USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares offered in this Prospectus. All proceeds will be received and retained solely by the selling stockholders.

                      SELLING STOCKHOLDERS

     The 243,551 shares being offered are beneficially owned by and offered for the accounts of the Selling Stockholders set forth in the following table. The 243,551 shares of our Common Stock offered by the Selling Stockholders hereby includes the 162,369 shares issued pursuant to the Merger Agreement and an additional 81,182 shares that may be issued as Collar Shares or as part of the Post-Effective Time Consideration.

     Prior  to  the  Merger,  the  Selling  Stockholders  had  no
relationship or affiliation with us or our affiliates. In connection with the Merger, each of the following Selling Stockholders entered into a two-year employment agreement with Empire now a wholly owned subsidiary of ours ("New Empire"), and each will serve as an officer and/or director of New Empire as set forth below.

     Name of Selling Stockholder   Office

     John P. Dwyer, Jr.            Director, Chairman
     James A. Cimino               President, Director
     Linda J. Kelsey               Vice President/Secretary/Treasurer,
                              					Director
     Roger W. Smith                Sr. Vice President, Director
     Brian R. Gray                 Vice President, Director
     Gregory C. Erpelding          Vice President
     Lynn A. Cisneros              Assistant Treasurer

     The following table sets forth, as of May 10, 1999, the name of each of the Selling Stockholders, certain beneficial ownership information with respect to each of the Selling Stockholders, and the number and percentage of securities offered by this Prospectus that may be sold from time to time by the Selling Stockholders pursuant to this Prospectus. The number of shares of Common Stock set forth in the following

                               -8-
 table that are being offered by the Selling Stockholders assumes that the maximum amount of Post-Effective Time Consideration is earned in connection with the Merger. The actual number of shares of our Common Stock that we may issue to the Selling Stockholders in connection with the Merger is indeterminate and could be materially less (but not more) than the number assumed depending upon the financial performance of Empire in the next three years. There is no assurance the Selling Stockholders will sell the shares offered by this Prospectus.

                  Shares Beneficially        Shares Beneficially
                     Owned Prior to              Owned After
                        Offering   Shares BeingOffering (1)(2)
Name                Number    Percent(1)Offered Number   Percent
James A. Cimino    63,946     0.82%   63,946      0        0
Brian R. Gray      55,419     0.71%   55,419      0        0
Linda J. Kelsey    44,287     0.57%   44,287      0        0
Roger W. Smith     33,823     0.44%   33,823      0        0
John P. Dwyer, Jr. 26,352     0.34%   26,352      0        0
Gregory C. Erpelding9,862     0.13%    9,862      0        0
Lynn Cisneros       9,862     0.13%    9,862      0        0

    Totals        243,551     3.13%  243,551      0        0

(1) Applicable percentage of ownership is based on shares of Common Stock outstanding on May 10, 1999.
(2)  Assumes the sale of all shares offered hereby.


                      PLAN OF DISTRIBUTION

     We are registering the shares of Common Stock offered hereby on behalf of the Selling Stockholders. As used herein, "Selling Stockholders" includes donees and pledgees selling shares received from the Selling Stockholders after the date of this Prospectus. We will pay all costs, expenses and fees related to the registration of the shares. The Selling Stockholders will pay all brokerage commissions and similar selling expenses, if any, incurred in connection with the sale of the shares. The Selling Stockholders may sell the shares from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq National Market, in negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The Selling Stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there any underwriter or coordinating broker acting in connection with the proposed sale of shares by the Selling Stockholders.

     The Selling Stockholders may effect transactions by selling shares directly to purchasers or through broker-dealers. In the event that the Selling Stockholders do not intend to effect the sale of the shares through a broker-dealer, the Selling Stockholders must notify us in advance of any intended transaction so we can determine compliance with applicable federal and state securities laws. After we notify the Selling Stockholders that the transaction may proceed, the Selling Stockholders may sell the shares. If necessary, we may file with the SEC a supplemental prospectus which describes the method of sale in greater detail pursuant to Rule 424(c) under the Securities Act of 1933. In effecting sales, broker-dealers engaged by the Selling Stockholders and/or purchasers of the shares may arrange for other broker-dealers to participate. Broker-dealers may receive commissions, concessions or discounts from the Selling Stockholders and/or the purchasers of the shares in amounts to be negotiated prior to the sale (and which might be in excess of customary commissions). In addition, any shares covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this Prospectus.

     The Selling Stockholders and any broker-dealer who act in connection with the sale of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions or other compensation received by them and any profit on any resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

     Because the Selling Stockholders may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act of 1933, the Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933. We have informed the Selling Stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

     At the time a particular offer of shares is made, to the extent required, a supplemental prospectus will be distributed which will set forth the number of shares being offered and the terms  of  the  offering  including the  name  or  names  of  any underwriters, dealers or agents, the purchase price paid by any underwriter for the shares purchased from the Selling
Stockholders, any discounts, commissions and other items constituting compensation from the Selling Stockholders and any discounts, commissions or discounts allowed or paid to dealers.

     In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     We have agreed to keep the registration statement of which this Prospectus constitutes a part effective in respect of shares issued pursuant thereto until the first to occur of the following dates.

     -    The  date one year from the final payment of the  Post-
          Effective Time Consideration.
     -    Such  date as all of the shares offered by the  Selling
          Stockholders listed above have been sold.

     We intend to deregister any of the shares not sold by the Selling Stockholders after such time.

                          LEGAL MATTERS

     The legality and certain matters with respect to the securities offered hereby will be passed upon for us by Slivka
Robinson Waters & O'Dorisio, P.C., Denver, Colorado.


                             EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB for the year ended December 31, 1998, have been so included in reliance upon the report of Fortner, Bayens, Levkulich & Co., P.C., independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

-    We  have  not  authorized
     anyone  to give  you  any
     information that  differs
     from  the information  in
     this Prospectus.  If  you
     receive   any   different
     information,  you  should
     not rely on it.

-    The   delivery  of   this
     Prospectus   shall   not,
     under  any circumstances,
     create   an   implication
     that  MegaBank  Financial
     Corporation is  operating
     under the same conditions
     that   it  was  operating
     under      when      this
     Prospectus  was  written.
     Do  not  assume that  the
     information contained  in
     this    prospectus     is
     correct at any time  past
     the date indicated.                   243, 551 Shares

-    This Prospectus does  not
     constitute  an  offer  to
     sell, or the solicitation
     of  an offer to buy,  any           MEGABANK FINANCIAL
     securities other than the              CORPORATION
     securities  to  which  it
     relates.

-    This Prospectus does  not              Common Stock
     constitute  an  offer  to
     sell, or the solicitation
     of  an offer to buy,  the
     securities  to  which  it
     relates      in       any
     circumstances  in   which
     such       offer       or
     solicitation is unlawful.


                                             Prospectus
      Table Of Contents
                          Page
Where   You   Can  Find   More
Information                  2             May __, 1999.
MegaBank Financial Corporation
3
Risk Factors                 3
Use of Proceeds              8
Selling Stockholders         8
Plan of Distribution         9
Legal Matters               11
Experts                     11

                            PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The  following table sets forth an itemized statement of all
estimated   expenses  in  connection  with   the   issuance   and
distribution of the securities being registered:

SEC registration fee                                      $624.26
Legal expenses*                                             5,000
Accounting fees and expenses*                               5,000
Miscellaneous*                                              2,000
     Total                                                $13,435

______________________________
* Estimated

     MegaBank Financial Corporation (the "Company") will pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents, and any transfer taxes. The Selling Stockholders will pay their own expenses, including expenses of its own counsel, broker or dealer fees, discounts and expenses and all transfer and other taxes on the sale of shares.

Item 15.  Indemnification of Directors and Officers

     The Company's Articles of Incorporation provide that the board of directors is authorized, without the need for stockholder approval, to indemnify directors, officers and other persons without regard to whether or not such powers are expressly provided for by Colorado law; provided, however, that the exercise of such indemnification powers by the board of directors are consistent with Colorado law. Generally under Colorado law, any director or officer who is made or threatened to be made a party to any suit or proceeding may be indemnified if such director or officer acted in good faith and had no reasonable basis to believe that (i) in the case of conduct in an official capacity with the Company, his or her conduct was in the Company's best interests; and (ii) in all other cases, his or her conduct was at least not opposed to the best interests of the Company; and, with respect to any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Colorado law further provides that such indemnification is not exclusive of any other rights to which such individuals may be entitled under a company's Articles of Incorporation or Bylaws, or pursuant to any agreement, insurance policies, vote of stockholders or disinterested directors or otherwise.

     In addition, the Company's Articles of Incorporation provide that to the fullest extent permitted by Colorado law, the Company's directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. Notwithstanding such limitations on liability, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for certain activities prohibited by Colorado law (relating primarily to the unlawful payment of dividends, repurchase of stock or improper loans or guarantees to directors), and for any transaction from which the director derived an improper personal benefit. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

       There is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company as to which indemnification is being sought. The Company is not aware of any other threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

Item 16.  Exhibits

     (a) Exhibits. The following exhibits are filed as part of this registration statement.

     Exhibit Number                Description

          4.1
                                   Description of the
                                   Registrant's capital stock  in
                                   Article IV of the Amended  and
                                   Restated      Articles      of
                                   Incorporation   of    MegaBank
                                   Financial          Corporation
                                   incorporated  by reference  to
                                   Exhibit     3.1     of     the
                                   Registrant's      Registration
                                   Statement    on   Form    SB-2
                                   (Registration  No.   333-42189
                                   and  333-42191) dated December
                                   12,  1997  and as  amended  on
                                   January  22, 1998 and  January
                                   29, 1998.


          5                        Opinion of
                                   Slivka   Robinson   Waters   &
                                   O'Dorisio,  P.C. *

          23.1                     Consent of
                                   Slivka   Robinson   Waters   &
                                   O'Dorisio.  P.C. (included  in
                                   the  Opinion filed as  Exhibit
                                   5)*

          23.2                     Consent of
                                   Fortner,  Bayens, Levkulich  &
                                   Co., P.C.

          24                       Power  of Attorney *

          * Previously Filed

Item 17. Undertakings

     (a)     Rule 415.

                The undersigned small business issuer hereby undertakes that it will:

          (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

               (iii)      Include  any  material  additional   or
               changed information on the plan of distribution.

          (2) For determining liability under the Securities Act of 1933 (the "Securities Act"), treat each post-effective amendment as a new registration statement of securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (e)  Indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on May 10, 1999.


                              MEGABANK FINANCIAL CORPORATION


                              By:   /s/ Thomas R. Kowalski
                                   Thomas R. Kowalski
                                   Chairman and Chief Executive
                                      Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 10, 1999.



              Signature                       Title

/s/ Thomas R. Kowalski          Chairman, Chief Executive Officer
Thomas R. Kowalski              and Director

/s/ Larry A. Olsen              President, Chief Operating Officer
Larry A. Olsen                  and Director

*                               Treasurer and Chief Accounting
Hiram J. Welton                 Officer

*                               Director
Raymond A. Anilionis

*                               Director
Donald B. Brown

*                               Director
William F. Sievers

*                               Director
Roger L. Morgan

/s/Larry A. Olsen
   Larry A. Olsen
  as Attorney-in-Fact

Index to Exhibits

Exhibit Number                Description

4.1                                           Description of  the
                         Registrant's capital stock in Article IV
                         of  the Amended and Restated Articles of
                         Incorporation   of  MegaBank   Financial
                         Corporation incorporated by reference to
                         Exhibit    3.1   of   the   Registrant's
                         Registration  Statement  on  Form   SB-2
                         (Registration  No.  333-42189  and  333-
                         42191) dated December 12, 1997 and as amended on January 22, 1998 and January 29, 1998.


5                        Opinion  of  Slivka
                         Robinson Waters & O'Dorisio,  P.C*

23.1                     Consent of   Slivka
                         Robinson   Waters   &  O'Dorisio.   P.C.
                         (included  in  the  Opinion   filed   as
                         Exhibit 5)*

23.2                     Consent of Fortner, Bayens, Levkulich  &
                         Co., P.C.

24                       Power of Attorney*


*  Previously Filed

        CONSENT OF FORTNER BAYENS LEVKULICH & CO., P.C.

                                                     EXHIBIT 23.2
               CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in the registration statement of MegaBank Financial Corporation and Subsidiaries (the "Company") on Form S-3 (File No. 333-76141) of our report, dated February 19, 1999, on our audits of the consolidated financial statements of the Company appearing on page thirty (30) of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1998. We also consent to the reference to us under the heading "Experts" in such Prospectus.




                    Fortner Bayens Levkulich & Co., P.C.

Denver, Colorado
May 10, 1999